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                                                                    Exhibit b(5)


                            Amendment to the By-Laws
                                       of
                 Warburg, Pincus Small Company Value Fund, Inc.



                  Pursuant to Article VIII of the By-Laws of Warburg, Pincus Small Company Value Fund, Inc., the name has changed to Warburg, Pincus Small Company Value II Fund, Inc.


Dated the 5th day of February, 2001